Paul Hrabal
5725 Nordend Way
Reno, Nevada 89511

April 2, 2010

U.S. One Trust
P.O. Box 17073
Reno, Nevada 89511

Re:           Seed Capital Subscription Agreement

Ladies and Gentlemen:

I propose to acquire shares of beneficial interest (the “Shares”) of U.S. One Trust (the “Trust”) for an aggregate price of $100,000, as follows:

Fund	Number of Shares	Price per Share	Aggregate Price
One Fund	4,000	$25.00	$100,000

I will purchase the Shares in a private offering prior to the effective date of the Form N-1A registration statement filed by the Trust under the Securities Act of 1933 and the Investment Company Act of 1940.  I will purchase the Shares for investment purposes and not with the intent of redeeming or reselling.  I will purchase the Shares pursuant to Section 14 of the Investment Company Act of 1940 in order to provide the seed capital for the Trust prior to the commencement of the public offering of its Shares.

I consent to the filing of this letter as an exhibit to the Form N-1A registration statement of the Trust.

U.S. One Trust
April 2, 2010

If you agree to these terms, please acknowledge your agreement and acceptance below.

Sincerely,

/s/ Paul Hrabal
Name:  Paul Hrabal

Agreed and accepted as of April 2, 2010:

U.S. One Trust

/s/ Paul Hrabal
Name:  Paul Hrabal
Title:  President